SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: May 19, 2011
BioCryst Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23186	62-1413174
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification #)
4505 Emperor Blvd., Suite 200 Durham, North Carolina 27703
(Address of Principal Executive Office)
(919) 859-1302
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 20, 2011, BioCryst Pharmaceuticals, Inc. (the “Company”) appointed Thomas R. Staab II as the Company’s new Senior Vice President and Chief Financial Officer, effective July 1, 2011. On May 19, 2011, the Company and Stuart R. Grant, the Company’s current Chief Financial Officer, agreed to extend his employment with the Company an additional month to June 30, 2011. In addition to extending Mr. Grant’s employment with the Company through June 30, 2011, the Company has determined that it will provide a bonus of $25,000 to Mr. Grant for his contribution to the Company in 2011 and for his continued commitment in the transition of his position. It is expected that Mr. Grant will maintain his relationship with the Company through a consulting agreement or part-time employment beyond June 30, 2011 in order to provide a smooth transition of his office to the Company’s new Chief Financial Officer.
Mr. Staab, age 43, most recently served as Executive Vice President, Chief Financial Officer and Treasurer of Inspire Pharmaceuticals from May 2003 through its $430 million acquisition by Merck & Co., Inc. in May 2011. Prior to joining Inspire, he held senior financial positions of Acting Chief Financial Officer and Treasurer at Triangle Pharmaceuticals, Inc. through its $465 million acquisition by Gilead Sciences, Inc. in 2003. Before joining Triangle, Mr. Staab spent eight years working for PricewaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in the biotechnology, pharmaceutical, pulp and paper and communications industries. Mr. Staab currently serves on the Board of Directors of the North Carolina Biosciences Organization and is a member of its Audit Committee. He is a Certified Public Accountant and received a B.S. in Business Administration and a Masters of Accounting from the University of North Carolina at Chapel Hill.
The Company and Mr. Staab entered into an employment letter agreement dated May 23, 2011 (the “Letter Agreement”). The term of Mr. Staab’s employment, subject to the terms and conditions of the Letter Agreement, will commence as of July 1, 2011, and will continue for a period of four years, unless earlier terminated in accordance with the provisions of the Letter Agreement. Pursuant to the terms of the Letter Agreement, Mr. Staab will receive a base salary of $370,000 per year, which will be reviewed annually by the Board of Directors. Mr. Staab also will be eligible to receive an annual incentive bonus based on a target amount of 30% of base compensation, and based on the Company’s achievement of performance related goals. The Company will grant Mr. Staab an initial option to acquire 200,000 shares of the Company’s common stock. 25% of such options shall be exercisable one year after the date of the grant and the balance will become exercisable at the rate of 25% upon the completion of each additional year of employment. In addition, the Company will grant Mr. Staab 25,000 restricted shares of the Company’s common stock. The restricted shares shall vest 12 months after his date of hire, subject to his continued employment on the vesting date. Mr. Staab will be entitled to receive such other benefits and perquisites as are provided to other executive officers of the Company.
The Letter Agreement provides that if Mr. Staab is terminated without Cause (as defined in the Letter Agreement), he will be entitled to receive his base salary for one year after the termination date, payment of his target bonus for the year of termination, and the premium for continuation of health insurance coverage under COBRA until the earlier of six months following the termination date or until he commences employment with another entity (collectively, the

“Termination Benefits”), subject to his signing a release of any and all claims and returning to the Company all of its property and confidential information. In the event of a Change of Control (as defined in the Letter Agreement), all of Mr. Staab’s equity awards will vest in full. If his employment is terminated without Cause or he is Constructively Terminated (as defined in the Letter Agreement) within six months after a Change of Control, he will be entitled to receive the Termination Benefits, subject to the same terms and conditions. In addition, if Mr. Staab remains an employee of the Company after the expiration of the four year term of the Letter Agreement and within six months thereafter he resigns as a result of a material and adverse change in the Company’s business, he will be entitled to receive the Termination Benefits, subject to the same terms and conditions.
The description of the Letter Agreement contained in this Item 5.02 is qualified by reference to the full text of the Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure
On May 25, 2011, the Company issued a press release announcing the matters described in Item 5.02 above. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Letter Agreement between Thomas R. Staab II and BioCryst Pharmaceuticals, Inc., dated May 23, 2011.
99.1	Press Release dated May 25, 2011 entitled “BioCryst Pharmaceuticals Announces Appointment of Thomas Staab As Its Next Chief Financial Officer.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioCryst Pharmaceuticals, Inc.

	By:	/s/ Alane Barnes

Alane Barnes General Counsel, Corporate Secretary

Dated: May 25, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Letter Agreement between Thomas R. Staab II and BioCryst Pharmaceuticals, Inc., dated May 23, 2011.
99.1	Press Release dated May 25, 2011 entitled “BioCryst Pharmaceuticals Announces Appointment of Thomas Staab As Its Next Chief Financial Officer.”